EXHIBIT 15.1

May 1, 2020

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
Des Moines, Iowa

We are aware that our report dated May 1, 2020, on our review of the interim financial information of Berkshire Hathaway Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, is incorporated by reference in Registration Statement No. 333-228511 on Form S-8.

/s/ Deloitte & Touche LLP

Des Moines, Iowa